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                                                                 EXHIBIT 23.3


Richmond Park House
15 Pembroke Road
Clifton
Bristol BS8 3BG

The Board of Directors
Ross Systems, Inc.


We consent to incorporation by reference in the pre-effective amendment no. 1 to the registration statement on Form S-3 (number 333-06053) of Ross Systems, Inc. ("the Company") of our report dated September 26, 1996 relating to the combined balance sheets of Ross Systems (UK) Limited, Ross Systems France SA, Ross Systems Deutschland GmbH, Ross Systems Europe NV., and Ross Systems Netherlands BV as of June 30, 1996 and the related combined statements of operations and shareholders' equity for the year then ended and the related schedule, which report appears in the June 30, 1997 annual report on Form 10K of the Company, and to the reference to our firm under the heading "Experts" in the prospectus.


Our report dated September 26, 1996 contains an explanatory paragraph that states that the Company declined to present a statement of cash flows for the year ended June 30, 1996. Presentation of such statement summarizing the Company's operating, investing and financing activities is required by generally accepted accounting principles.


/s/ KPMG
CHARTERED ACCOUNTANTS
REGISTERED AUDITORS
BRISTOL, UNITED KINGDOM
September 25, 1997